                                                                      EXHIBIT 20

INOTEK TECHNOLOGIES CORP.
REPORT FURNISHED TO SECURITY HOLDERS




TO OUR SHAREHOLDERS:


INOTEK Technologies Corp. reported a loss of $196,272 or $.05 per share on revenues of $4,735,876 for its third quarter ended February 28, 1999 compared with earnings of $40,747 or $.01 on revenues of $5,948,141 for the second quarter of the previous year.

For the first nine months of the year, the Company reported a loss of $273,004 or $.06 per share on revenues of $15,916,407 compared with earnings of $112,686 or $.02 per share on revenues of $19,453,179 for the first nine months of the previous year.

Distribution sales decreased during the third quarter of fiscal year 1999 as compared to the second quarter of fiscal year 1998 by 12% or $648,300 due primarily to a soft market. Service revenues decreased 99.97% during the third quarter of fiscal year 1999 compared to the third quarter of the prior year. The decrease in service revenue during the quarter was due to the expiration of the service contract with Duke Energy.


Thank you for your continued support.


Neal E. Young                                   David L. White
Chairman                               Chief Executive Officer

                                               April  14, 1999

INOTEK TECHNOLOGIES CORP.
STATEMENTS OF OPERATION (UNAUDITED)

                                             THREE MONTHS ENDED              NINE MONTHS ENDED
                                               FEBRUARY 28                     FEBRUARY 28
                                           1999            1998           1999            1998
---------------------------------------------------------------------------------------------------
NET SALES                              $  4,735,876    $  5,948,141    $ 15,916,407    $ 19,453,179

COST AND EXPENSES:
    COST OF SALES                         3,398,886       4,082,312      11,518,738      13,836,731
    SALES AND MARKETING                     948,981         907,429       2,676,810       2,746,989
    GENERAL AND ADMINISTRATIVE              639,666         878,193       2,038,849       2,601,342
---------------------------------------------------------------------------------------------------
    TOTAL COST AND EXPENSES               4,987,533       5,867,934      16,234,397      19,185,062
---------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                    (251,657)         80,207        (317,990)        268,117
INTEREST EXPENSES                            (4,297)         (5,842)        (13,111)        (18,894)
---------------------------------------------------------------------------------------------------

EARNINGS (LOSS) BEFORE INCOME TAXES        (255,954)         74,365        (331,101)        249,223
INCOME TAXES                                (59,682)         33,618         (58,097)        136,537
---------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                    $   (196,272)   $     40,747    $   (273,004)   $    112,686
===================================================================================================

NET EARNINGS (LOSS) PER SHARE          $      (0.05)   $       0.01    $      (0.06)   $       0.02
===================================================================================================


                            INOTEK TECHNOLOGIES CORP.
                                 BALANCE SHEETS

                                                             FEBRUARY 28      MAY 31
                                                                1999           1998
                                                             --------------------------
                                                              (unaudited)
                    ASSETS

CURRENT ASSETS:
    CASH AND  CASH EQUIVALENTS                               $   472,400    $   362,830
    TRADE RECEIVABLES, (NET OF
       ALLOWANCE FOR DOUBTFUL
       ACCOUNTS OF $72,720 AND $57,403)                        2,387,414      3,207,384
    INVENTORIES                                                1,533,044      2,131,155
    DEFERRED TAX ASSET                                           107,559        117,820
    PREPAID EXPENSES & OTHER ASSETS                               56,878        133,138
---------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                           4,557,296      5,952,327


PROPERTY AND EQUIPMENT, NET                                      712,737        579,138
GOODWILL, NET                                                  2,008,187      2,057,623
OTHER ASSETS                                                      66,833         56,164
DEFERRED TAX ASSET                                               104,732        108,101
---------------------------------------------------------------------------------------
TOTAL ASSETS                                                 $ 7,449,784    $ 8,753,353
=======================================================================================

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
                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     ACCOUNTS PAYABLE                                        $ 1,058,058    $ 1,643,442
     ACCRUED EXPENSES                                            259,078        664,774
     CURRENT PORTION OF NOTES
         PAYABLE                                                 200,000        200,000
---------------------------------------------------------------------------------------
 TOTAL CURRENT LIABILITIES                                     1,517,136      2,508,216

 SHAREHOLDERS' EQUITY:
     COMMON SHARES, $.01 PAR VALUE;
        AUTHORIZED SHARES - 10,000,000
        ISSUED SHARES - 4,354,088
        OUTSTANDING SHARES - 4,354,088                            43,541         43,541
 TREASURY STOCK                                                  (39,380)
 ADDITIONAL PAID-IN CAPITAL                                    3,299,546      3,299,546
 RETAINED EARNINGS                                             2,628,941      2,902,050
 TOTAL SHAREHOLDERS' EQUITY                                    5,932,648      6,245,137
---------------------------------------------------------------------------------------
 TOTAL LIABILITIES AND SHAREHOLDERS'
      EQUITY                                                 $ 7,449,784    $ 8,753,353
=======================================================================================